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                                                                  Exhibit (a)(9)

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PRESS RELEASE                                HUNTINGDON LIFE SCIENCES GROUP PLC

                                             (NASDAQ OTCBB:

HTDLY/SEAQ:HTD)                              Woolley Road, Alconbury, Huntingdon

                                             Cambs PE28 4HS, England

                                             LIFE SCIENCES RESEARCH, INC
                                             PMB #251, 211 East Lombard Street
                                             Baltimore, Maryland 21202-6102
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                                             For Further Information:
1. Richard Michaelson

                                                  Phone: UK: +44 (0) 1480 892194
                                                          US: + 1 (201) 525-1819
                                                    e-mail: HuntingdonLS@aol.com

OCTOBER 9, 2001

                     HUNTINGDON AND LSR ANNOUNCE TRANSACTION

Huntingdon, England, October 9, 2001 - Huntingdon Life Sciences Group plc ("Huntingdon" or the "Company") (NASDAQ:HTDLY) and Life Sciences Research Inc. ("LSR") announced today that LSR will make an offer to acquire all of the issued and to be issued share capital (including ADSs) of Huntingdon. LSR is a newly formed American company that has been established solely for the purpose of making this offer.

Under the proposal, LSR will make an exchange offer of one share of LSR voting common stock for every 50 Huntingdon ordinary shares (LSE:HTD) and one share of LSR voting common stock for every 2 Huntingdon ADRs (NASDAQ:HTDLY). It is
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                                              Huntingdon Life Sciences Group plc
                                              October 9, 2001


expected that following the offer becoming, or being declared, unconditional in all respects, the LSR voting common stock will be quoted on the NASDAQ Over the Counter Bulletin Board in the United States ("OTCBB"). An application will also be made for cancellation of the listing of the Company's ordinary shares on the London Stock Exchange, and the Huntingdon ADRs will cease to be quoted on the OTCBB. Thereafter the Bank of New York will no longer serve as depositary agent for the ADRs.

If the offer is fully accepted, the existing holders of Huntingdon's securities will hold approximately 85.4 per cent of LSR's issued common stock. The balance of the LSR issued common stock will be held by the original investors in LSR, who will invest approximately $1.5 million for those shares prior to the Offer becoming, or being declared, unconditional in all respects. The present Huntingdon directors will constitute the LSR board and the existing LSR director will resign subject to the offer becoming, or being declared, unconditional in all respects.

Andrew Baker, Huntingdon's Executive Chairman said: "For some while we have been considering how best to re-domicile ownership of the Company to the US as part of our longer term strategic plan. The US securities markets offer both a more developed market for our industry and greater shareholder privacy, which, as everyone is aware, has been a serious issue for our shareholders. This transaction should facilitate a more open and liquid trading platform for our investors reflecting, amongst other things, the familiarity in the US market with the many CRO companies listed there. LSR has been created by investors who share our view of the exciting prospects for Huntingdon and our industry, and our Board expects to unanimously recommend the offer to our shareholders."

Brian Cass, Huntingdon's Managing Director added: "This transaction offers us the best of both worlds, with the benefits of an American stock trading facility, and the continuance of our existing UK and US laboratory operations. Huntingdon's reputation for scientific excellence, built over the last 50 years, is clearly one of our most valued assets and has ensured the strong support we've enjoyed from our clients, which has been particularly evident this year. LSR's recognition of this, and the vital role our people have played, has ensured management's commitment and enthusiasm for this important next step in Huntingdon's development. We are excited and convinced that this is an excellent opportunity for our shareholders, clients, and employees alike."

The offer will not be made, directly or indirectly, in or into Canada, Australia or Japan. The availability of the offer to persons who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant
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                                              Huntingdon Life Sciences Group plc
                                              October 9, 2001


jurisdictions. Persons who are not resident in the United Kingdom or the United States should inform themselves about and observe any applicable requirements.

This announcement, which is the responsibility of the respective directors of Life Sciences Research, Inc and Huntingdon Life Sciences Group plc, has been approved for the purposes of section 57 of the Financial Services Act 1986. This announcement does not constitute an offer of any securities for sale or an offer or an invitation to purchase any securities. SECURITYHOLDERS SHOULD READ THE OFFER DOCUMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE OFFER.

The attention of member firms of the National Association of Securities Dealers, Inc ("NASD") is drawn to certain UK dealing disclosure requirements following this announcement. This announcement commences an offer period under the City Code on Takeovers and Mergers ("Code") which is published and administered by the Panel on Takeovers and Mergers ("Panel"). An offer period is deemed to commence at the time when an announcement is made of a proposed or possible offer, with or without terms.

The above disclosure requirements are set out in Rule 8 of the Code. In particular, Rule 8.3 requires public disclosure of dealings during an offer period by persons who own or control, or who would as a result of any transaction own or control, 1 per cent. or more of any class of relevant securities of the offeror or offeree company. Relevant securities includes all instruments exchangeable into Huntingdon ordinary shares or into shares of LSR voting common stock. This requirement will apply until the end of the Offer Period.

Disclosure should be made on the appropriate form before 12 noon (London time),
7.00 a.m (New York City time) on the business day following the date of the dealing transaction. These disclosures should be sent to the Company Announcements Office of the London Stock Exchange plc and to the Panel.

Member firms of the NASD should advise those of their clients who wish to deal in the relevant securities of Huntingdon and LSR, whether in the US or the UK, that they may be affected by these requirements. If there is any doubt as to their application, the Panel should be consulted.

SECURITYHOLDERS SHOULD READ THE FOLLOWING DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS REGARDING THE OFFER (DESCRIBED ABOVE) WHEN THEY ARE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC"), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION:

     - LSR's preliminary offer document, any supplement thereto, the final offer document and exchange offer materials.

     - LSR's Registration Statement on Form S-4 and Schedule TO containing or incorporating by reference such documents and other information.

     -    Huntingdon's Solicitation/Recommendation on Schedule 14D-9.
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                                              Huntingdon Life Sciences Group plc
                                              October 9, 2001


When these and other documents are filed with the SEC, they may be obtained free of charge through the SEC's website at http//www.sec.gov. Interested parties may read and copy any reports, statements and other information filed by Huntingdon and LSR at the US SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at +1
(800)-732-0330 for further information on public reference rooms. If you are a holder of Huntingdon ordinary shares and ADSs you may also obtain free of charge each of these documents (when available) from Huntingdon by directing your request in writing to PO Box 353, Alconbury, Huntingdon, Cambridgeshire, PE28 4BR, England.

Huntingdon provides pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical biotechnology, agrochemical and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of Huntingdon's clients' products. Huntingdon's services are designed to meet the regulatory requirements of governments around the world.

Life Sciences Research, Inc is incorporated in Maryland, US and has been established solely for the purposes of making the Offer.

This announcement contains statements that may be forward-looking as defined by the US's Private Litigation Reform Act of 1995. These statements are based largely on Huntingdon's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Huntingdon's control, as more fully described in Huntingdon's Form 10-K for the year ended December 31, 2000, as filed with the US Securities and Exchange Commission.

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